                                  The following

               Form of Rule 12b-1 Distribution Plan and Agreement

                                       For

                                     Class P

                                 was adopted by

                      LORD ABBETT INCOME STRATEGY FUND AND
                 LORD ABBETT WORLD GROWTH & INCOME STRATEGY FUND

 A substantially identical plan was adopted by the following Funds or Series of

                          LORD ABBETT INVESTMENT TRUST
                              on the date indicated

                       Balanced Series (December 1, 2002)

                  Lord Abbett Convertible Fund (June 30, 2003)

               Lord Abbett Core Fixed Income Fund (March 15, 2000)

                 Lord Abbett High Yield Fund (December 1, 2002)

                        Lord Abbett Limited Duration U.S.
      Government & Government Sponsored Enterprises Fund (December 1, 2002)

                 Lord Abbett Total Return Fund (March 15, 2000)

       Lord Abbett U.S. Government & Government Sponsored Enterprises Fund
                               (December 1, 2002)

    Rule 12b-1 Distribution Plan and Agreement - Lord Abbett Investment Trust
     Lord Abbett Income Strategy Fund and Lord Abbett World Growth & Income
                                  Strategy Fund
                                 Class P Shares

          RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated as of June 29, 2005 by and between LORD ABBETT INVESTMENT TRUST, a Delaware business trust (the "Trust"), on behalf of the LORD ABBETT INCOME STRATEGY FUND and LORD ABBETT WORLD GROWTH & INCOME STRATEGY FUND, (each a "Fund"), and LORD ABBETT DISTRIBUTOR LLC, a New York limited liability company (the "Distributor").

          WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and the Distributor is the exclusive selling agent of the Trust's shares of beneficial interest, including the Fund's Class P shares (the "Shares"), pursuant to the Distribution Agreement between the Trust and the Distributor, and

          WHEREAS, the Trust desires to adopt a Distribution Plan and Agreement (the "Plan") for the Fund's Shares with the Distributor, as permitted by Rule 12b-1 under the Act, pursuant to which the Fund may make certain payments to the Distributor for payment to institutions and persons permitted by applicable law and/or rules to receive such payments ("Authorized Institutions") in connection with sales of Shares and for use by the Distributor as provided in paragraph 3 of this Plan, and

          WHEREAS, the Trust's Board of Trustees has determined that there is a reasonable likelihood that the Plan will benefit the Fund and the holders of the Shares.

          NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

          1. The Trust hereby authorizes the Distributor to enter into agreements with Authorized Institutions (the "Agreements") which may provide for the payment to such Authorized Institutions of distribution and service fees which the Distributor receives from the Fund in order to provide incentives to such Authorized Institutions (i) to sell Shares and (ii) to provide continuing information and investment services to their accounts holding Shares and otherwise to encourage their accounts to remain invested in the Shares. The Distributor may, from time to time, waive or defer payment of some fees payable at the time of the sale of Shares provided for under paragraph 2 hereof.

          2. Subject to possible reduction as provided below in this paragraph 2, the Fund shall pay to the Distributor fees at each quarter-end (a) for services, at an annual rate not to exceed .20% of 1% of the average annual net asset value of Shares outstanding for the quarter or more and (b) for distribution, at an annual rate not to exceed .25 of 1% of the average annual net asset value of Shares outstanding for the quarter or more. For purposes of the quarter-end fee payments above (A) Shares issued pursuant to an exchange for shares of another series of the Trust or another Lord Abbett-sponsored fund (or for shares of a fund acquired by the Trust) will be credited with the time held from the initial purchase of such other shares when determining how long Shares mentioned in clauses (a) and (b) have been outstanding and (B) payments will be based on Shares outstanding during any such quarter. Shares outstanding in clauses (a) and (b) above include Shares issued for reinvested dividends and distributions that have been outstanding for the quarter or more.

                 The Board of Trustees of the Trust shall from time to time determine the amounts and the time of payments (such as, at the time of sale, quarterly or otherwise), within the foregoing maximum amounts, that the Fund may pay the Distributor hereunder. Such determinations by the Board of Trustees shall be made by votes of the kind referred to in paragraph 10 of this Plan. The service fees mentioned in this paragraph are for the purposes mentioned in clause (ii) of paragraph 1 of this Plan and the distribution fees mentioned in this paragraph are for the purposes mentioned in clause (i) of paragraph 1 and the second sentence of paragraph 3 of this Plan. The Distributor will monitor the payments hereunder and shall reduce such payments or take such other steps as may be necessary to assure that (x) the payments pursuant to this Plan shall be consistent with Rule 2830, subparagraphs (d)(2) and (5) of the Conduct Rules of the NASD Regulation, Inc. ("NASD") with respect to investment companies with asset-based sales charges and service fees as the same may be in effect from time to time and (y) the Fund shall not pay with respect to any Authorized Institution service fees equal to more than .20% of 1% of the average annual net asset value of Shares sold by (or attributable to shares sold by) such Authorized Institution and held in an account covered by an Agreement.

          3. Within the foregoing maximum amounts, the Distributor may use amounts received as distribution fees hereunder from the Fund to finance any activity that is primarily intended to result in the sale of Shares including, but not limited to, commissions or other payments relating to selling or servicing efforts. Without limiting the generality of the foregoing, the Distributor may apply amounts authorized by the Trust's Board of Trustees designated as the distribution fee referred to in clause (b) of paragraph 2 to expenses incurred by the Distributor if such expenses are primarily intended to result in the sale of Shares. The Trust's Board of Trustees (in the manner contemplated in paragraph 10 of this Plan) shall approve the timing, categories and calculation of any payments under this paragraph 3 other than those referred to in the foregoing sentence.

          4. The net asset value of the Shares shall be determined as provided in the Declaration and Agreement of Trust of the Trust. If the Distributor waives all or a portion of fees which are to be paid by the Fund hereunder, the Distributor shall not be deemed to have waived its rights under this Agreement to have the Trust pay such fees in the future.

          5. The Secretary of the Trust, or in his absence the Chief Financial Officer, is hereby authorized to direct the disposition of monies paid or payable by the Fund hereunder and shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

          6. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the Trustees, officers, shareholders, or other representatives of the Trust are or may be "interested persons" of the Distributor, or any successor or assignee thereof, or that any or all of the Trustees, officers, partners, members or other representatives of the Distributor are or may be "interested persons" of the Trust, except as otherwise may be provided in the Act.

          7. The Distributor shall give the Trust the benefit of the Distributor's best judgment and good faith efforts in rendering services under this Plan. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Distributor assumes no responsibility under this Plan and, having so acted, the Distributor shall not be held liable or held accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Trust, the Fund or any of the shareholders, creditors, Trustees or officers of the Trust; provided however, that nothing herein shall be deemed to protect the Distributor against any liability to the Trust or the Fund's shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.

          8. This Plan shall become effective on the date hereof, and shall continue in effect for a period of more than one year from such date only so long as such continuance is specifically approved at least annually by a vote of the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, cast in person at a meeting called for the purpose of voting on such renewal.

          9. This Plan may not be amended to increase materially the amount to be spent by the Fund hereunder without the vote of a majority of the Shares and each material amendment must be approved by a vote of the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, cast in person at a meeting called for the purpose of voting on such amendment.

          10. Amendments to this Plan other than material amendments of the kind referred to in the foregoing paragraph 9 of this Plan may be adopted by a vote of the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan. The Board of Trustees of the Trust may, by such a vote, interpret this Plan and make all determinations necessary or advisable for its administration.

          11. This Plan may be terminated at any time without the payment of any penalty by (a) the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, or (b) by a shareholder vote in compliance with Rule 12b-1 and Rule 18f-3 under the Act as in effect at such time. This Plan shall automatically terminate in the event of its assignment.

          12. So long as this Plan shall remain in effect, the selection and nomination of those Trustees of the Trust who are not "interested persons" of the Trust are committed to the discretion of such disinterested Trustees. The terms "interested persons," "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meaning as those terms are defined in the Act.

          IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

                                         LORD ABBETT INVESTMENT TRUST


                                         By: /s/ Paul A. Hilstad
                                         Vice President


ATTEST:


/s/ Christina T. Simmons
------------------------
Assistant Secretary


                                         LORD ABBETT DISTRIBUTOR LLC


                                         By: LORD, ABBETT & CO. LLC
                                             --------------------------
                                              Managing Member


                                         By: /s/ Paul A. Hilstad
                                             -------------------
                                              A Member